Exhibit 99.1

For Immediate Release	News Announcement

CINEMARK TO SELL MEXICO SUBSIDIARIES TO CINEMEX

PLANO, Texas, February 15, 2013 – Cinemark Holdings, Inc. (“Cinemark”) (NYSE: CNK), one of the largest motion picture exhibitors in the world, today announced that they have entered into a stock purchase agreement pursuant to which Cinemark will sell all of the issued and outstanding shares of capital stock of Cinemark de Mexico S.A. de C.V. and its subsidiaries to Grupo Cinemex, S.A. de C.V. and Cadena Mexicana de Exhibicion, S.A. de C.V. (“Cinemex”).

Roberto Jenkins, Cinemark’s General Manager of Mexico, commented, “I have been fortunate to lead Cinemark Mexico since its entrance into the market in 1994 and am proud of the team we have developed, as well as our success in building a great company. Though it is difficult to sell the company, I am pleased that we are being acquired by such a well-respected company that is committed to the industry. I am confident Cinemex’s leadership and execution will further enhance the success of the assets.”

“We are grateful to Roberto Jenkins and the entire team in Mexico. Through their efforts over the past 19 years, they were able to help transform and reestablish the theatrical industry in Mexico and develop the premier circuit we operate today,” stated Tim Warner, Cinemark’s Chief Executive Officer. “This transaction allows us the opportunity to provide greater focus on the growth of our remaining Latin American operations located throughout Central and South America.”

Below is a summary of certain estimated unaudited historical financial data (in millions) for the 31 theatres, representing 290 screens, being sold for the trailing twelve-month period ended September 30, 2012:

Revenues	$73.7
Adjusted EBITDA (1)	$16.3
Attendance (patrons)	12.9

(1)	See below for reconciliation of net income to Adjusted EBITDA

Cinemex commented, “The Cinemark theatre circuit in Mexico is a premium circuit and its assets will complement our existing theatre base. We are eager to complete the transaction and begin integrating Cinemark’s high quality theatres and employees into the Cinemex circuit.”

Completion of the sale is subject to the satisfaction of customary closing conditions for transactions of this type, including antitrust approval.

Reconciliation of Net Income to Adjusted EBITDA

(Unaudited, in millions)

Net income	$7.9
Income tax expense	(0.8)
Depreciation and amortization	6.6
Amortization of long-term prepaid rents and other	1.3
Impairment expense and other	1.2

Adjusted EBITDA (1)	$16.3

(1)	Adjusted EBITDA as calculated in the chart above represents net income before income taxes, depreciation and amortization, deferred rent expense and impairment of long-lived assets. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

About Cinemark Holdings, Inc.:

Cinemark is a leading domestic and international motion picture exhibitor, operating 461 theatres with 5,207 screens in 39 U.S. states, Brazil, Mexico, Argentina and 10 other Latin American countries as of September 30, 2012. For more information, go to investors.cinemark.com.

Contact:

Chanda Brashears, Investor Relations Manager

cbrashears@cinemark.com

972-665-1671

Forward-looking Statements

Certain matters within this press release include “forward–looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. For a description of these factors, please review the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed February 29, 2012 and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such risk factors.

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